Exhibit 99.2

Tianyin Pharmaceutical Co., Inc. (“TPI”) First Quarter of Fiscal Year 2013 Earnings Call
November 15, 2012 8:30 AM ET

Operator        Good morning ladies and gentlemen, and welcome to the Tianyin Pharmaceutical Company’s First Quarter of Fiscal Year 2013 (“F1Q 2013”) Earnings Results Conference Call. (Operator instructions.) I would now like to turn the conference over to James Tong, Chief Financial Officer. Please go ahead, sir.

James Tong        Thank you, Operator. Good morning, good evening ladies and gentlemen. Welcome to Tianyin Pharmaceuticals (TPI) first quarter fiscal 2013 earnings conference call. I’m James J. Tong, Chief Financial Officer and Chief Business and Development Officer of TPI, along with Dr. Victor Yang Tao, Chief Operating Officer of the company.

During this conference call we will be reviewing the first quarter fiscal 2013 financial highlights, followed by the question-and-answer period. Before we continue, please note that this call will contain forward-looking statements made under the Safe Harbor provisions of the US Private Securities Litigation Reform Act of 1995.

Any statements set forth in this presentation that are not historical fact are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, which may include but are not limited to such factors as unanticipated changes in the product demand, increased competition, failure to obtain or maintain intellectual property protection, fluctuation in the economy, results of research and development, failure to obtain regulatory approvals and other information detailed from time to time in TPI’s filings and future filings with the United States Securities and Exchange Commission. The forward-looking statements contained in this presentation are made only for this date and TPI is under no obligation to revise or update those forward-looking statements.

First quarter of fiscal year 2013 ended September 30, 2012, financial highlights: revenue was $16 million compared with $17.5 million in first quarter of fiscal year 2012 (“FIQ 2012”). Operating income was $2.2 million compared with $2.1 million for the respective period a year earlier. Net income was $1.5 million compared with $1.5 million in F1Q 2012. Earnings per share of $0.05 per basic share and $0.05 per diluted share compared with $0.05 per basic share or $0.05 per diluted share in F1Q 2012. Cash and cash equivalents totaled $37.5 million on September 30, 2012. Operating cash flow for the quarter was $0.5 million compared with $3.6 million for the quarter ended September 30, 2011.

Sales for the quarter was $16.0 million, a decrease of 8.6% as compared to $17.5 million for the respective period a year earlier. The sales decrease was predominantly the result of continuous generic pricing pressure amid healthcare reform further augmented by continued restrictive government policy to prioritize the essential drug list (EDL) drug sales. This simultaneously reduced the sales of our higher-margin generic pharmaceuticals. However, on a positive note we did observe a stabilization of the pricing trend from a year earlier while comparing the revenue for the quarter ended September 30, 2011, with the respective period in 2010.

Our top five product sales are Ginkgo Mihuan Oral Liquid (GMOL) for stroke and cardiovascular disorders - $6.3 million; Mycophenolate mofetil capsules (MM) for renal transplant - $1.8 million; Azithromycin tablets (AZI) for infection - $0.95 million; Qingre jiedu oral liquid (QR) - $0.94 million; and Qianlie Shule capsules (QS) for prostate conditions - $0.42 million. These products totaled $10.4 million in sales, representing 62% of the quarterly revenue.

The previous two core products, Apu Shuangxin Benorylate Granules (Apu) and Xuelian Chongcao (XLCC), which are not covered by EDL or National Reimbursement List (NRL) have not reached the level to be included in the top five products, mainly caused by the healthcare reform regulations that favor EDL and NRL drugs. Compared with a year earlier, the total core product sales have risen significantly from the $5.6 million a year earlier mainly due to the significant rise of GMOL sales – a 117% growth from $2.9 million for the quarter ended September 30, 2011.

The strong sales and momentum in GMOL in our opinion is a result of the inclusion of GMOL in a number of provincial EDLs such as the provinces of Henan and Shandong Provinces and the city of Chongqing. We expect that trend to continue for the remainder of fiscal year 2013.

Cost of sales for the quarter ended September 30, 2012 was $9.7 million or 60.6% of the sales, as compared to $11.7 million or 66.9% of the sales for the respective period a year earlier. The percentage decrease in our cost of sales from previous periods was predominantly attributable to a greater mix of higher-margin product. While our market analysis has not determined a trend of continuous margin improvement, we do believe that present sales data supports the flattening and slightly positive trend in our cost of sales. The contribution from our distribution business through Tianyin Medicine Trading (TMT) amounted to $3.9 million and 11% gross margin.

Gross margin for the quarter ending September 30, 2012, was 39.1% as compared to 33.4% for the quarter ending September 30, 2011. As discussed above in the segment of costs of sales, our gross margin improved predominantly as a result of a greater mix of higher-margin products being sold during the period supported by a leveling off of the negative pricing pressures in our lower-margin generic portfolio. We expect that our overall gross margin in the near term on a quarter-to-quarter comparison basis will likely improve from last year based upon the continued improvement of our portfolio mix.

Operating expenses were $4.1 million for the quarter ended September 30, 2012, as compared to $3.7 million for the quarter ended September 30, 2011. The increase in operating expenses was mainly associated with an increase in sales and marketing costs. Net income was $1.5 million with a net margin of 9.6% for the quarter ended September 30, 2012, as compared to net income of $1.5 million with net margin of 8.7% for the quarter ended September 30, 2011. This was predominantly due to a direct result of improvement in our gross margin.

Diluted earnings per share for the quarter were $0.05 based on 29.3 million shares compared with earnings of $0.05 per diluted share a year earlier based on 29.4 million shares. Balance sheet and cash flow: as of September 30, 2012, we had working capital total $44.2 million including cash and cash equivalents of $37.5 million.

Net cash generated in operating activities was $0.48 million for the three months ended September 30, 2012, as compared with net cash generated from operating activities of $3.6 million for the three months ended September 30, 2011. The net decrease in operating cash flow was predominantly the result of 1) an increase in the payment of the trade notes payable of $3.1 million that was due this quarter; 2) a decrease of inventory of $1.4 million; and 3) an increase of advances from customers of $1.1 million.

We believe that TPI is adequately funded to meet all of our working capital and capital expenditure needs for fiscal year 2013. Business development and outlook: R&D for additional indications of flagship product GMOL – our flagship product GMOL contributes approximately 39% of total revenue. Clinical application and information gathered from our physicians show an additional indication for GMOL, for example, hepatic diseases and also ophthalmological diseases. The validity of these observations is currently being investigated.

Jiangchuan Macolide Project (JCM): TPI has completed the 240-ton JCM facility for the R&D, manufacturing and sale of API and chemical intermediates of macrolide antibiotics. In January 2012, JCM was approved for the GMP certification valid until December 31, 2015. The JCM underwent efficiency improvement and calibration for large-scale production for the initial three months of operation. By July 2012, JCM has started producing macrolide API for TPI's production of its Azithromycin Dispersible Tablets.

Pre-extraction and formulation plant development at Qionglai Facility (QLF): In preparation for the new GMP standards as stipulated by the PRC government in early 2011, TPI initiated the process of optimizing the manufacturing facilities and product lines in compliance with the new GMP standards by 2013. Concurrently, the city of Chengdu has re-designated various industrial parks for the particular industries such as automobile, biotechnologies, pharmaceuticals, and etc.
As a consequence, TPI's current manufacturing facility at the Longquan District, east of Chengdu, which is designated for use by the automotive industry is scheduled to be relocated to Qionglai City south of Chengdu, which is designated for use by the pharmaceutical industry. The QLF, Qionglai Facility, is approximately 18 miles from the company's recently completed JCM facility. The QLF is estimated to be 80 mu or approximately 13 acres. Both the pre-extraction plant and the formulation plant are to be relocated.

The combined QLF plant, designated and constructed according to the latest GMP standards, is expected to relieve the current capacity saturation of TPI's facilities. The relocation and construction cost is estimated at $25 million for Phase I, and when completed in the end of calendar year 2012, it will expand the current capacity by 30%. For Phase II if the demand is required the QLF project will invest an additional $10 million to be made to double the current capacity by calendar year 2013.

Fiscal year 2013 guidance: we are assuming that continued pricing pressures in our marketplace will remain constant for the upcoming year as we expect further reforms to be undertaken in the healthcare marketplace in China. This will continue to put pressure on our revenue growth in 2013 but we believe that JCM along with the TMT distribution business may help us to overcome these external pressures and allow us to deliver 2013 revenue growth of approximately 10% to 15%. Therefore, we reiterate our F2013 revenue projections of $75 to $80 million along with a net margin of approximately 10%.

We believe the following factors will influence the future growth perspectives of our company: 1) market expansion and revenue growth of TPI's core products led by flagship product GMOL and other major products; 2) ramp up of JCM revenue in the fiscal year 2013; 3) the gradual stabilization of generic sales following the progressive pricing restrictions caused by the ongoing healthcare reform; 4) steady TMT distribution revenue contributions; and 5) QLF relocation and smooth transition of production capacity.

Management will continue to evaluate the company's business outlook and communicate any changes on a quarterly basis or when appropriate. Operator, please open up for the question-and-answer period.

Question-and-Answer Session

Operator        Thank you. (Operator instructions.) Our first question is from the line of Adam Waldo with Lismore & Partners, LLC. Please go ahead.

Adam Waldo- Lismore & Partners, LLC       Yes, good day James, thanks for taking the questions. I have questions in two categories: operational and liquidity. With respect to operations, how far along were we by the end of first quarter fiscal 2013 the take up process for GMOL in the new provinces for which we recently won the EDL approval? Obviously you had a nice contribution in the quarter from those new provinces but are we, I guess to use an American baseball metaphor, are we a couple innings into that ballgame or are we further along at this point in the take up?

James Tong       Thanks for the question. I think that we are further along. Let me describe this: so we have essentially achieved the status of provisional EDL for GMOL, and we are certainly making efforts to expand this EDL listing provincially for GMOL. And I think that for these three provinces we still have a way to go, but for other regions – major cities and also provinces – I think we can only update when it happens because it goes through a very stringent regulatory approval process. So we cannot predict the outcome at this point but we’re certainly trying in other provinces.

Adam Waldo- Lismore & Partners, LLC        I appreciate that. I probably didn’t ask the question as well as I should have. What I was trying to get at is in Henan and Shandong and Chongqing, we’ve been approved I guess since this summer if I remember properly from the press releases coming out, and we’ve had some time to sell in some of the major and maybe some of the secondary hospitals here in the quarter. But are we still really rolling that out with our sales force? Will we expect a much larger contribution next quarter from those new provinces, and a further increase in the contribution to company sales from those new provinces during F3Q relative to the kind of contribution we saw in first quarter?

James Tong       I see. So we’re expecting a larger percentage of GMOL sales in our total sales going forward. Of course with the fluctuations according to the current healthcare reform policy I believe that we are expecting a higher contribution from these provinces. But let me check with our COO to contribute to the answer. [converses with COO in Chinese]

Okay, Adam, so what our COO communicates is that he believes that the contribution in first quarter from these three regions have been fairly significant and we do not expect the same significant contribution by percentage from these provinces; but however, that we expect a steady increase in the contribution and the steady growth of the sales in these provinces. I think the more, additional sales for GMOL will [need] the additional provincial EDL listing which is a supplementary list to the national EDL list which includes 308 products. But as soon as the provincial EDL process opens up for the supplementary addition we will certainly apply for that status so that then, if we really get new provinces we can update you.

Adam Waldo- Lismore & Partners, LLC        Okay, so the bigger driver going forward it sounds like is going to be getting on new provincial EDLs, further than those for which we’re already approved for GMOL?

James Tong       That is correct.

Adam Waldo- Lismore & Partners, LLC       Okay. Were there any sales to third-party clients from the JCM production facility during F1Q and can you comment on your outlook for these to be achieved in upcoming quarters?

James Tong       So far there has been no outside third-party sales. All sales made by JCM have been for TPI. The further, the outlay for F2Q and I believe for the next two quarters we are planning for the third-party sales at the amount, as we previously projected that at the end of fiscal year 2013 it will be $15 million to $20 million sales altogether. And we certainly wish that it happened earlier than later, but at this moment we do not have the visibility of how much exactly for F2Q we’re going to have; and then we’ll certainly be updating you in February. But we believe that for the next two quarters we will definitely have the third-party sales for JCM.

Adam Waldo- Lismore & Partners, LLC      Okay, great. And then finally on liquidity used as following the QLF relocation certification, on our last quarterly call I guess the Chief Operating Officer indicated that his expectation at that time was that the certification process likely would complete and full production be able to be underway by February of calendar year 2013. Is that expectation still the same presently or has that changed in any way?

James Tong       Let me check with our COO again and I will translate that to you. [converses with COO in Chinese]

Okay, Adam, there has been no revisions of that date so we are targeting February and March. The reason is that the Chinese New Year which can easily move the timeframe around a little bit, so as we previously communicated February/March will be the timing. There’s no revision on that.

Adam Waldo- Lismore & Partners, LLC     Okay, that’s great. So then it’s still management’s expectation that once that is completed the company’s ability to release surplus liquidity for share repurchases may proceed? And if that’s still your expectation, how many dollars remain unused on the previous $3 million share repurchase authorization?

James Tong       Yes, so as soon as the production is completed, and then there’s the relocation itself, so what we have previously communicated is that when the relocation is completed – because when you finish the new plant the relocation is halfway, right? And then we move from Longquan. So let’s assume that the whole relocation has finished and I think that we still have $2 million or more than $2 million on the plan which we can purchase.

Adam Waldo- Lismore & Partners, LLC      Okay. So more than $2 million remains on the existing authorization?

James Tong        Yes.

Adam Waldo- Lismore & Partners, LLC        Okay, so a little less than 4 million shares could be repurchased subject to SEC trading limits obviously in fairly short order, and liquidity clearly would not be constrained at that point. Okay, is there any discussion about revisiting an increase to the share repurchase authorization or is it premature to ask management about that? Do you just have many other things that you’re more focused on in the immediate term?

James Tong        As you can see, the management has bought back shares and we believe the shares are undervalued as our [action here] shows. So certainly when the plant is finished and then the whole operation is smoothly underway, then we will be discussing in more detail on the share repurchase, whether to expand the share repurchase plans. So at this point we do not have a more substantive change on the previous $3 million purchase plan.

Adam Waldo- Lismore & Partners, LLC        Okay, of which a little more than $2 million remains unused. Thank you for the great update, James, and good luck over the next quarter. We’ll speak to you next quarter.

James Tong        Thank you, Adam, for the questions.

Operator        Thank you. Our next question is from the line of [Kyle Roth], private investor. Please go ahead.

[Kyle Roth]- Private Investor        Yes, James, on the JCM facility how many tons a month are you producing at the moment?

James Tong        Hi Kyle, thanks for the question. I believe it’s one to two tons at the moment and going towards five tons, and let me check with the COO for more accuracy. [converses with COO in Chinese] Okay, Kyle, so the short answer – and the long answer which I will later tell you; the short answer is that in October we had five tons production. In November we’re expecting a five tons production as well.

The long answer, as you can hear our COO has spoken with me, is that the reason it took a little longer – so we previously received the [GMP in intakes of about six months] to get to the current production is we have tried this as there are six suppliers. So the raw materials for the Azithromycin, which is erythromycin, there are six suppliers and then they supply sort of in the form of a chemical. And then with the different purity and different technical aspects, in order to make sure that our plant can use any of those suppliers in order to produce the high-quality Azithromycin.

So we took literally one month for each supplier and we get used to the whole processing and adapt to it, and then produce the final product that’s going to meet our standard. That’s why it took longer. And the reason why we want to try the six suppliers altogether, each of them, is that in the future when we ramp up the production we are no longer dependent on any supplier for their product; because otherwise they can increase the price and really squeeze our margin.

[Kyle Roth]- Private Investor        So the reason that you haven’t done any third-party sales is really more about your ability to produce the product as opposed to being able to sell it. You just haven’t been able to produce whatever it is that you need to produce to sell to a third party, correct?

James Tong        Yes. The official start of production was in October. Before that there have been small productions but part of it was efficiency tests. Now the test production procedure is completed and the produced raw material has been used for Tianyin’s own Azithromycin dispersible tablets.

[Kyle Roth]- Private Investor        Okay, so has that process been completed? Are you ready now to move forward and do third-party sales?

James Tong        Yes, we are ready.

[Kyle Roth]- Private Investor        Okay. Did you do any third-party sales in October or November?

James Tong        No.

[Kyle Roth]- Private Investor        And when do you anticipate doing a third-party sale? Would you say December, January, February? When do you expect to actually be able to sell to a third party?

James Tong        As I have actually addressed in Adam’s question previously we’re expecting in the next two quarters it’s going to happen.

[Kyle Roth]- Private Investor           Okay. In a previous conference call you talked about sending samples to the United States for potential sales in the United States. Has that gone to more than one vendor or only one vendor?

James Tong        We sent to one vendor.

[Kyle Roth]- Private Investor        And what kind of products would you be looking to sell in the United States?

James Tong        We have sent our GMOL product.

[Kyle Roth]- Private Investor        And would that have to go through the FDA process in any way, shape or form or would you be selling that as some kind of off-the-shelf supplement?

James Tong        We believe the quickest way is for it to be sold as a nutraceutical.

[Kyle Roth]- Private Investor        Okay, that’s all I have for you. Thank you very much.

James Tong        Thank you, Kyle.

Operator             Thank you. (Operator instructions.) The next question is from the line of [Angel Liu with Pope Asset Management]. Please go ahead.

Angel Liu- Pope Asset Management        Hi, James. Actually I think most of my questions have already been answered. I just wanted first of all to say congratulations on a good quarter. I guess the only question I have left is I wanted a price for Azithromycin. In China has it already been stabilized and would you expect to continue to maintain your gross margin guidance when your start sales next quarter? Thank you.

James Tong        Thanks. So I believe Azithromycin prices are stabilizing around RMB 850 and RMB 900 per kilogram but let me check with our COO for a more detailed supplement to the question. [converses with COO in Chinese] Angel, so Victor’s answer is there are two types of Azithromycin. One is RMB 850 to RMB 900 as I said, that’s for the oral; and also the other one is pricier- it’s RMB 950 to RMB 1050  for injectables, so it’s higher grade. And then the prices are stabilizing.

Angel Liu- Pope Asset Management        And are we able to produce all these categories?

James Tong        Yes, we are able to make all of them. Yes, the higher standard than USP 26 all the way to 32.

Angel Liu - Pope Asset Management        And can you comment on the gross margin then, please?

James Tong        Oh, the gross margin is around 20% to 25%.

Angel Liu- Pope Asset Management        Okay, great. Thank you, I have no more questions.

Operator        Our next question is from the line of David Sheridan with WorldOver Capital. Please go ahead.

David Sheridan- WorldOver Capital        Hi James. Just to update one further thing on the JCM, so in order to hit your sales of $15 million to $20 million external sales for fiscal year 2013 you’re sort of anticipating in third quarter and fourth quarter that you’re going to have to sell 15 tons a month roughly at least, in fact, to hit that lower end of the range. Is that what you’re anticipating?

James Tong        Yes.

David Sheridan- WorldOver Capital        Okay, thank you. And the second question is to do with the new site which you’re saying that you’re going to spend $25 million and have completed and ready by February/March next year. Can you just tell us how much of that $25 million has been expended already?

James Tong        We have spent I believe over $6 million to $7 million. I think we had the same question on the last quarterly, the annual – let me see… Roughly from my memory it’s around $7 million.

David Sheridan- WorldOver Capital        And what was surprising to me was in first qurater you spent nothing on the plant. Was there any reason for that?

James Tong        Yes, I expected that you were going to ask. So it is being reconstructed, being constructed going forward but then the payment usually comes later. We need to verify the progress and then we usually put in a down payment and then start building the whole plant, and we have a progress report each week. And as soon as they reach certain verification points of the construction period then we will pay that period.

So when the whole construction project is completed there will be a certain percentage of that held and not paid, which is not going to show on our balance sheet until later when the whole process is completed. So this is a construction, a very typical process in China.

David Sheridan- WorldOver Capital        So what has happened with construction during the quarter ended at the end of September? What’s recently happened?

James Tong        It is being constructed. We have the pictures updating every week’s progress of construction. The research facility is under construction as well. The construction is ongoing but not yet completed, so there is no fund transfer to the constructor.

David Sheridan- WorldOver Capital        Okay, understood. So in the second quarter, this current quarter, what are you anticipating is likely to be expended by the company towards the project?

James Tong        So as we can see, we’re close to $20 million – let’s say $15 million to $18 million we’re going to spend before March next year.

David Sheridan- WorldOver Capital        Sure, I understand that. But how much will you expend in this current quarter?

James Tong        It depends on… I would say half of that, half of that or a little bit less than half because as soon as construction is going to be close to the end we’re going to start to expend larger amount to contractors, but not before.

David Sheridan- WorldOver Capital        Right, okay. I have no further questions. Thank you very much.

James Tong        Thank you.

Operator             Thank you. Our next question is from the line of Martin McClelland with Regent Investment Management. Please go ahead.

Martin McClelland- Regent Investment Management        Hello James. My question was actually just answered in the previous question. Thanks very much.

James Tong        Oh, thank you.

Operator             (Operator instructions.) I’m showing no additional questions. Please continue with any closing remarks.

James Tong        Okay, thanks Operator. Ladies and gentlemen, thank you very much for participating in the first quarter of fiscal 2013 Tianyin Pharmaceutical Earnings Conference Call. Thank you for your questions and the attention to the company. You’re more than welcome to contact the management and just write an email to ir@tpi.asia or contact me directly at dr.tong@tpi.asia for further communication. We look forward to your message and we look forward to updating you in the next quarter or at any time appropriate. Thank you.

Operator             Ladies and gentlemen, that does conclude our conference for today. Thank you for your participation. You may now disconnect.